Exhibit 10.30

PURCHASE AND SALE AGREEMENT

by and between

TransCan Northwest Border Ltd.

and

Northern Plains Natural Gas Company, LLC

for the purchase and sale of

all of the shares of common stock of

Northwest Border Pipeline Company,

a Delaware corporation

Dated as of February 14, 2006

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of February, 2006, by and among TransCan Northwest Border Ltd., a Delaware corporation (the “Seller”), and Northern Plains Natural Gas Company, LLC, a Delaware limited liability company (the “Buyer”) (each a “Party” and, together, the “Parties”).

WHEREAS, the Seller owns 100% of the issued and outstanding Common Stock (as defined in Section 3.2) of Northwest Border Pipeline Company, a Delaware corporation (the “Company”);

WHEREAS, the Company owns a 0.175% general partner percentage interest (“Company’s NBP GP Interest”) in Northern Border Partners, L.P, a publicly traded master limited partnership formed under the laws of Delaware (“NBP”), and a 0.17677% general partner percentage interest (“Company’s NBILP GP Interest”) in Northern Border Intermediate Limited Partnership, a Delaware limited partnership (“NBILP”, and together with NBP, the “Partnerships” and the Company’s NBILP GP Interest together with the Company’s NBP GP Interest, the “Company’s GP Interests”);

WHEREAS, the remaining general partner percentage interests (the “Other GP Interests”) in each of NBP and NBILP are held by the Buyer and Pan Border Gas Company, LLC, a Delaware limited liability company and an affiliate of the Buyer;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Common Stock;

WHEREAS, TransCanada PipeLines Limited, a Canadian corporation (“TCPL”), and TransCanada PipeLine USA Ltd., a Nevada corporation and wholly owned subsidiary of TCPL ( “Seller Parent”), concurrent with the execution of this Agreement, have executed and delivered a Seller Parent guarantee (the “Seller Parent Guarantee”) for the benefit of the Buyer which guarantees the performance by the Seller of the Seller’s obligations under this Agreement; and

WHEREAS, ONEOK, Inc., an Oklahoma corporation (“Buyer Parent”), concurrent with the execution of this Agreement, has executed and delivered a Buyer Parent guarantee (the “Buyer Parent Guarantee”) for the benefit of the Seller which guarantees the performance by the Buyer of the Buyer’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Agreement to Sell and to Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.1 below), the Seller shall sell, assign, transfer, convey and deliver all of the Common Stock, free and clear of any liens, claims, charges, mortgages, security interests, agreements, obligations or other legal or equitable encumbrances of any kind (“Encumbrances”), other than those specified in (a) the Amended and Restated Agreement of Limited Partnership of NBP dated as of October 1, 1993, as amended (the “NBP Partnership Agreement”), or (b) the Amended and Restated Agreement of Limited Partnership of NBILP dated as of October 1, 1993, as amended (“NBILP Partnership Agreement”, and together with the NBP Partnership Agreement, the “Partnership Agreements”), to the Buyer, and the Buyer shall purchase and accept such Common Stock from the Seller in exchange for a cash payment of (i) $40 million (the “Base Purchase Price”), minus (ii) in recognition of costs and expenses to be incurred by the Buyer and in recognition of the Buyer entering into a transition services agreement with the Seller or the Seller’s affiliate (the terms and conditions of which are summarized on Exhibit A) each with respect to the assumption by the Seller or the Seller’s affiliate of the operatorship of Northern Border Pipeline Company, a Texas general partnership (“NBPC”) (the “Operatorship Transfer”), an amount equal to $10 million, plus (iii) the aggregate amount of all cash capital contributions or other cash payments made by the Company to NBP or NBILP from and after 11:59 p.m. on December 31, 2005 (the “Effective Time”), minus (iv) the aggregate amount of all distributions, dividends, or payments made by NBP or NBILP to the Company on or after the Effective Time that relate to cash received by the Company after the Effective Time to the extent the Company distributes such amount prior to the Closing Date (the “Adjusted Purchase Price”).

ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the sale and purchase of Common Stock (the “Closing”) shall occur on a date (such date, the “Closing Date”) following the satisfaction or waiver of each of the conditions precedent specified in this Agreement hereof (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent). Subject to the satisfaction or waiver of each of the conditions precedent specified in this Agreement hereof pursuant to the previous sentence, the Closing shall occur immediately prior to the closing of a transaction pursuant to which affiliates of the Buyer are conveying certain of its subsidiaries to NBP (“Asset Transfer Transactions”) pursuant to one or more contribution agreements or purchase and sale agreements. Immediately following the Closing of the Asset Transfer Transactions, NBILP and TC PipeLines Intermediate Limited Partnership, an affiliate of the Seller, will close a transaction pursuant to which NBILP will sell a 20% general partnership interest in NBPC to TC PipeLines Intermediate Limited Partnership (“Northern Border Pipeline Interest Transaction”), which transaction requires the execution of binding documentation evidencing the

Operatorship Transfer. The Closing shall take place at the offices of Gable & Gotwals, 100 W. 5th Street, Suite 1800, Tulsa, OK 74103, or at such other place as the Seller and the Buyer shall agree.

Section 2.2 Payments at Closing. Not less than three (3) business days prior to the Closing Date the Seller shall deliver to the Buyer a statement certified by the Seller certifying any adjustments that should be made to the Base Purchase Price necessary to determine the Adjusted Purchase Price. Subject to the parties agreeing to the Seller’s calculation of the Adjusted Purchase Price, at the Closing, the Buyer shall pay the Adjusted Purchase Price to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing not less than two (2) business days prior to the Closing Date.

Section 2.3 Deliveries by the Seller. At the Closing, the Seller shall deliver the following documents to the Buyer:

(a) certificates evidencing the Common Stock, duly endorsed in blank or with appropriate stock powers;

(b) resolutions of the Board of Directors of (i) the Seller authorizing the execution, delivery and performance of this Agreement and all other documents related hereto, and (ii) each of TCPL and the Seller Parent, authorizing the execution, delivery and performance of the Seller Parent Guarantee and for each of (i) and (ii) hereof, a certificate of the Secretary of the Seller, TCPL and the Seller Parent, as applicable, dated as of the date of the Closing, to the effect that such resolutions were duly adopted and are in full force and effect;

(c) certificates of (i) an officer of the Seller stating that the conditions specified in Sections 6.3(a) and (b) have been satisfied, and (ii) the Secretary of the Seller, TCPL and the Seller Parent (as applicable) certifying true and complete copies of the certificate of incorporation and bylaws of the Seller, TCPL and the Seller Parent (as applicable);

(d) resignations of each director and officer of the Company and each of the Company’s representatives on or to the Policy Committee of NBP and NBILP, the Management Committee of NBPC and any other committee of NBP, NBILP or any of their respective affiliates, including NBPC, for which the Company has representatives;

(e) the certificate of incorporation and bylaws of the Company, certified by the Secretary of the Company;

(f) a certificate of non-foreign status for the Seller satisfying the requirements of Treasury Regulation Sections 1.445-2(c) and 1.897(2)(h); and

(g) such other certificates or documents as may be reasonably requested by the Buyer pursuant to this Agreement.

Section 2.4 Deliveries by the Buyer. At the Closing, the Buyer shall deliver the following documents to the Seller:

(a) resolutions of the Board of Directors of (i) the Buyer authorizing the execution, delivery and performance of this Agreement and all other documents related hereto, and (ii) Buyer Parent, authorizing the execution, delivery and performance of the Buyer Parent Guarantee and for each of (i) and (ii) hereof, a certificate of the Secretary of the Buyer and Buyer Parent, as applicable, dated as of the date of Closing, to the effect that such resolutions were duly adopted and are in full force and effect;

(b) certificates of (i) an officer of the Buyer stating that the conditions specified in Sections 6.2(a) and (b) have been satisfied or waived, and (ii) certificate of Secretary of the Buyer and the Buyer Parent (as applicable) certifying true and complete copies of the certificate of incorporation and bylaws of the Buyer and the Buyer Parent (as applicable); and

(c) such other certificates or documents as may be reasonably requested by the Seller pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

Section 3.1 Corporate Organization. The Seller and the Company are each a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to conduct its business as now conducted. The Company is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except for failures to be so qualified or in good standing as would not reasonably be expected to impair its ability to consummate the transactions contemplated by this Agreement.

Section 3.2 Capitalization; Title. The Company’s only authorized capital stock is 1,000 shares of common stock (the “Common Stock”), all of which is issued and outstanding and owned of record and beneficially by the Seller. All of the Common Stock has been duly authorized and validly issued and is fully paid and nonassessible, free and clear of any Encumbrances. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the Common Stock or any other equity security of the Company. Except for this Agreement, there are no voting trusts or other agreements or understandings to which the Seller or the Company is a party that restrict or otherwise relate to the voting, dividend rights or disposition of the Common Stock. There is no indebtedness of the Company having general voting rights issued and outstanding. The Company has no obligation to make any capital contributions to any Person, except as required under the Partnership Agreements. Except for this Agreement, there are no outstanding obligations of any person to repurchase, redeem or otherwise acquire outstanding Common Stock or any securities convertible into or exchangeable for any Common Stock. The Seller has good, valid and marketable title to the Common Stock and the sale and transfer of the Common Stock by the Seller to the Buyer hereunder will transfer good, valid and marketable title to the Common Stock to the Buyer free and clear of any Encumbrances.

Section 3.3 Equity Interests; No Subsidiaries; No Encumbrances. The Company is the record and beneficial owner of, and has good, valid and marketable title to, the Company’s GP Interests. Except for the Company’s GP Interests, the Company does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person. The Company’s NBP GP Interest and the Company’s NBILP GP Interest represent all of the Seller and its affiliates’ interest in NBP and NBILP, respectively. The Company does not have any rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person. Except as set forth in the Partnership Agreements, the Company’s GP Interests and the capital accounts related thereto are, and will be at the Closing, owned by the Company free and clear of any Encumbrance. Except for the Partnership Agreements, the Seller and its affiliates have not entered into and are not a party to, or subject to any agreement with respect to, or relating to, the Company’s GP Interests.

Section 3.4 Validity of Agreement; Authorization. The Seller has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by the Board of Directors of the Seller and no other proceedings on the part of the Seller is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Seller and constitutes the Seller’s valid and binding obligation enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally.

Section 3.5 No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement does not and will not:

(a) violate or conflict with any provision of its certificate of incorporation or bylaws or any other organizational document of the Seller or the Company;

(b) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or permit termination of or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller or the Company is a party or by which any of them is bound or to which any of their respective properties or assets is subject;

(c) violate any applicable provision of any law, statute, rule, or regulation (“Applicable Law”) or judgment, order, writ, injunction, decree or award (“Order”) of any foreign, federal, tribal, state, provincial or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority (“Governmental Authority”) in a manner that would have a Material Adverse Effect (as defined in Section 6.2(d) below); or

(d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Company.

Section 3.6 Consents and Approvals; Compliance with Laws. No permit, license, approval or authorization of, or filing, registration or qualification with, or notification to or waiver or consent from, any Governmental Authority or other Person (each a “Consent”) is required as a condition to the execution and delivery of this Agreement by the Seller or the performance of the Seller’s obligations hereunder other than those Consents that, if not obtained, would not have a Material Adverse Effect. The Company is, and at all times since August 16, 2002 has been, in material compliance with all Applicable Laws. Since August 16, 2002, the Company has not received any written notice from any Governmental Authority regarding any actual or possible material violation of or material failure to comply with any Applicable Laws. Other than the Consents held by the Company, no other Consents are required by the Company for the conduct of its business as now being conducted.

Section 3.7 Tax Matters.

(a) For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority. For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties and shall include any liability for Taxes under Treas. Reg. 1.1502-6 or any analogous provision of state, local or foreign law, as a transferee or operation of law, or by contract.

(b) Except as set forth on Schedule 3.7, (i) the Company has duly and timely filed (or joined in the filing of) when due all material Tax Returns required by applicable law to be filed by it; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the date hereof owed by the Company, Seller or the Seller Parent (whether or not shown on any Tax Return) at any time on or prior to the date hereof, if required to have been paid, have been paid (except for Taxes which are being contested in good faith in appropriate proceedings); (iv) there is no action, suit, proceeding, audit or claim now pending against, or with respect to, the Company or the Seller Parent in respect of any Tax or Tax assessment, nor is any written claim for additional Tax or assessment asserted by any Tax authority; (v) there is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including waivers or extensions) has not yet expired; (vi) the Company does not have any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (viii) the Seller and the Seller Parent are not “foreign persons” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (ix) the Company is not a party to any agreement providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (x) the Company has withheld and paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; and (xi) the Company is and will be on the Closing Date a member of the selling consolidated group (within the meaning of Section 338(h)(10)(B) of the Code) of which Seller Parent is the common parent. To the knowledge of the Seller, the Company has never had any material items of taxable income, deduction or expense, other than any such items derived from its ownership of the Company’s GP Interests.

Section 3.8 Absence of Undisclosed Liabilities. The Company has no Indebtedness and has no other liabilities or obligations of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, or whether due or become due (“Liabilities”) other than (a) Liabilities resulting directly from the Company being a general partner in NBP or NBILP or being a former general partner in NBPC and (b) liens for current Taxes not yet due and payable and assessments not in default. The Seller is not aware of any Liabilities of the kind described in clause (a) above that would have a disproportionate impact on the Company as opposed to the holders of the Other GP Interests or the current or former general partners of NBPC. “Indebtedness” means all outstanding obligations for borrowed money, including (i) indebtedness evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations, (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

Section 3.9 No Litigation. There are no Legal Proceedings (as defined below) pending or, to the Seller’s knowledge, threatened against or involving the Company. “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority or arbitrator.

Section 3.10 Employee Benefit Matters. The Company does not have any employees or any liabilities under any plan, program or other arrangement providing for compensation, severance, termination or retirement pay, performance awards, stock or stock related awards or other employee benefits, including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union. There are no unfair labor practice or labor arbitration proceedings pending or, threatened in writing against the Company.

Section 3.11 Contracts. Except for the Partnership Agreements and the tax allocation agreements described on Schedule 3.7, the Company has not entered into and is not a party to, or subject to any agreement.

Section 3.12 Bank Accounts. The Company does not have any bank accounts.

Section 3.13 No Brokers. The Seller has not employed the services of an investment broker, financial advisor, broker or finder in connection with this Agreement or the transactions contemplated hereby.

Section 3.14 Intercompany Matters. Except for (a) any intercompany matters between the Company on the one hand and NBP or NBILP on the other that relate solely to the Company being a general partner in one or both of those partnerships, and (b) as described in Schedule 3.14, there are no intercompany contracts or other arrangements between the Company on the one hand and the Seller and its affiliates (other than the Company) on the other, including any (i) outstanding loans made to the Company by NBP, NBILP, NBPC or their affiliates (each a “Related Party”), (ii) outstanding loans made by the Company to a Related Party, (iii) outstanding receivables of the Company that are received by the Company from a Related Party, (iv) outstanding payables of the Company that are payable to a Related Party, (v) services provided by any party above for or on behalf of the Company (including all costs and expenses charged to or on behalf of the Company in respect thereof) under arrangements existing after the Closing, (vi) services provided by the Company for any Related Party (including all costs and expenses charged by the Company in respect thereof) under arrangements existing after the Closing and (vii) other outstanding Liabilities or arrangements relating to the Company on the one hand and any Related Party on the other hand.

Section 3.15 Company’s Activities. During the period that the Seller and its affiliates have been the owners of the Company, except for the agreements set forth on Schedule 3.14, the Company is and has been engaged solely in the business of acting as general partner of each of NBP and NBILP and the Company has not had and does not have any assets or business operations that are not related to such activities. To the knowledge of the Seller, prior to date on which the Seller and its affiliates became the owners of the Company, the Company was engaged solely in the business of acting as general partner of each of NBP, NBILP and NBPC, and did not have any assets or business operations that were not related to such activities.

Section 3.16 Reliance by Seller. In entering into this Agreement, in selling the Common Stock and in consummating the other transactions contemplated herein, the Seller has relied solely upon its own investigation and the express representations and warranties of the Buyer set forth in Article IV of this Agreement, and neither the Buyer nor its respective officers, directors, shareholders, employees, affiliates, agents or representatives has made any representation or warranty as to the Buyer or this Agreement, except as expressly set forth in this Agreement. Seller is not aware of any breach of, or any inaccuracy in, any of the representations and warranties made by it in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

Section 4.1 Corporate Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted, except for failures to have such qualification as would not impair its ability to consummate the transactions contemplated by this Agreement. The Buyer is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by the Buyer or the nature of the business conducted by the Buyer makes such qualifications necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to impair its ability to consummate the transactions contemplated by this Agreement.

Section 4.2 Validity of Agreement; Authorization. The Buyer has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the performance of the Buyer’s obligations hereunder have been duly authorized by the Board of Directors of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.3 No Conflict or Violation; No Defaults. The execution, delivery and performance by the Buyer of this Agreement does not and will not:

(a) violate or conflict with any provision of its certificate of incorporation, bylaws or other organizational document of the Buyer;

(b) violate, or result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement,

mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject;

(c) violate any Applicable Law or Order of any Governmental Authority in a manner that would have a material adverse effect on the Buyer’s ability to consummate the transactions described herein; or

(d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Buyer where such Encumbrance would impair the Buyer’s ability to perform its obligations under this Agreement.

Section 4.4 Consents and Approvals. No Consent is required as a condition to the execution and delivery of this Agreement by the Buyer or the performance of the Buyer’s obligations hereunder other than those Consents that, if not obtained, would have a material adverse effect on the Buyer’s ability to consummate the transactions described herein.

Section 4.5 No Brokers. Except for UBS Securities, LLC (the fees of which shall be paid solely by the Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Buyer or any of its affiliates.

Section 4.6 Securities Act. The Buyer is acquiring the Common Stock for the Buyer’s own account and not with a view to a distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

Section 4.7 Buyer’s Investigation. The Buyer is an informed and sophisticated purchaser of companies similar to the Company and, in connection with the transactions contemplated hereby, has sought the advice of experts who are experienced in the evaluation and purchase of companies similar to the Company. The Buyer has undertaken such investigation of the Company as it has deemed necessary to enable it to make an informed decision with respect to this Agreement and the transactions contemplated hereby. In entering into this Agreement, in purchasing the Common Stock and in consummating the other transactions contemplated herein, the Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement, and neither the Seller nor its respective officers, directors, shareholders, employees, affiliates, agents or representatives has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth in this Agreement. Buyer is not aware of any breach of, or any inaccuracy in, any of the representations and warranties made by it in this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Filings. Intentionally deleted.

Section 5.2 Other Actions. Each of the Buyer and the Seller, on its own behalf and on behalf of the Partnerships, shall use its commercially reasonable efforts to consummate the transactions contemplated herein and make effective as promptly as practicable, including (a) defending lawsuits or other proceedings challenging this Agreement or the consummation of any part of the transactions contemplated herein, (b) using commercially reasonable efforts to lift any injunction or order adversely affecting this Agreement or the consummation of the transactions contemplated herein, or (c) using commercially reasonable efforts to take any other action as may be required in connection with the consummation of the transactions to give effect to the transactions contemplated herein, including by promptly making all filings and notifications required to be made with any Governmental Authority, if any.

Section 5.3 Further Assurances. Following the Closing, the Seller shall execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer may reasonably request in order to perfect title of the Buyer and its successors and assigns to the Common Stock or otherwise to effectuate the purposes of this Agreement.

Section 5.4 Tax Covenants.

(a) Seller Group. For purposes of this Section 5.4, the “Seller Group” means, with respect to Seller Parent, the affiliated group of entities filing a consolidated federal income Tax Return of which the Seller and the Company are members (with the Seller Parent being the common parent of the Seller Group).

(b) Preparation of Tax Returns and Payment of Taxes. The Seller covenants that it shall be responsible for (i) all Liability for federal, state or local income Taxes of the Company for all periods ending on or before the Closing Date; (ii) all Liability for other Taxes of the Company for Pre-Closing Periods (as defined below), (iii) all Liability of the Company for Taxes for the portion of any Straddle Period (as defined below) through the Closing Date as provided in Section 5.4(e); and (iv) all Liability for Pre-Closing Periods imposed upon the Company for Taxes of any other person or entity pursuant to Treas. Reg. Section 1.1502-6 or any other provision of state or local law.

(c) Consolidated, Combined or Unitary Returns. Seller Parent shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated combined, or unitary income Tax Returns, if any) of the Seller Group for all taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) all tax items of the Company which are required to be included herein, shall cause such income Tax Returns to be timely filed with the appropriate taxing authorities, and shall timely pay (and be entitled to any refund) all Taxes due with respect to the periods covered by such income Tax Returns.

(d) Other Tax Filings. With respect to any federal, state or foreign income or franchise Tax Return covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to the Company that is not described in Section 5.4(c), Seller Parent shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all tax items required to be included therein, shall cause such Tax Return to be timely filed and shall remit the amount shown as due on such Tax Return with the appropriate taxing authority. Not later than 30 days prior to the due date of each such Tax Return, Seller Parent shall furnish to Buyer a copy of such Tax Return. Seller Parent shall permit the Buyer to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably and timely requested by the Buyer. With respect to any other Tax Returns covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to the Company and that is not described in Section 5.4(c) or the preceding sentences of this Section 5.4(d), the Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all tax items required to be included therein. Not later than 30 days prior to the due date of each such Tax Return, the Buyer shall furnish to Seller Parent a copy of such Tax Return. The Buyer shall permit Seller Parent to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller Parent; provided Buyer shall not be required to make any revisions inconsistent with Section 5.4 (f). Not later than five days prior to the due date of any Tax Return covering a Pre-Closing Period (other than a Tax Return described in Section 5.4(c) and any income or franchise Tax Return covering a Pre-Closing Period described above), Seller Parent shall remit to the Buyer the amount shown as due on such Tax Return. The Buyer shall cause such Tax Return to be filed and shall remit the amount shown as due on the Tax Return with the appropriate taxing authority. Seller Parent shall be entitled to any refund of Taxes due with respect to any Pre-Closing Period, and the Buyer shall pay over to Seller Parent any such refund, net of any taxes or other costs incurred with respect to such refund, within 15 days after receipt thereof.

(e) Allocations. With respect to any Tax Return covering a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) that is required to be filed after the Closing Date with respect to the Company, the Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, shall furnish a copy of such Tax Return to Seller Parent not later than 30 days prior to the due date (taking into account extensions) of each such Tax Return, shall file timely such Tax Return with the appropriate taxing authority, and shall timely pay all Taxes due with respect to the period covered by such Tax Return. The Buyer shall permit Seller Parent to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller Parent; provided that Buyer shall not be required to make any revision that would be inconsistent with the Company’s past practices with respect to the item in question unless otherwise required by law. The Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Tax which shall be pro rated on a daily basis) the Tax that would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date. If (i) the amount of Tax so determined exceeds (ii) the amount of payments made in respect to such Tax as of the Closing Date, Seller Parent shall pay to the Buyer the amount of such excess not later than five days after receipt from the Buyer of evidence of the filing of such Tax Return; if the amount determined in clause (ii) exceeds the amount determined in clause (i), the Buyer shall pay to Seller Parent the amount of such excess not later than five days after the filing of such

Tax Return. Any Tax refunds that are received by the Buyer or the Company that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller Parent, and the Buyer shall pay over to Seller Parent any such refund, or appropriate portion thereof, net of any taxes or costs resulting from the receipt of such refund, within 15 days after receipt thereof.

(f) Miscellaneous. Any Tax Return related to the Company to be prepared pursuant to the provisions of this Section 5.4 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns of the Company, except as otherwise required by law. The Buyer shall not file an amended Tax Return related to the Company for any period ending on or prior to the Closing Date without the consent of Seller Parent, which shall not be unreasonably withheld, conditioned or delayed.

(g) Tax Indemnity. From and after the Closing Date, Seller Parent shall protect, defend, indemnify and hold harmless the Buyer and the Company from any and all Taxes (including any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included the Company) which are (i) imposed on Seller Parent or any member (other than the Company) of the consolidated, unitary or combined group which includes or included the Company for any period that ends on or before the Closing Date, that the Buyer or the Company pays, otherwise satisfies in whole or in part, or results in Encumbrances on any of the Buyer’s or the Company’s assets; or (ii) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable (A) for any taxable period of the Company or portion thereof ending prior to the Closing Date as provided in this Section 5.4 (including without limitation Taxes for which Seller Parent is responsible pursuant to Sections 5.4(b)-(e)), (B) resulting by reason of the several Liability of the Company pursuant to Treas. Reg. Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of its having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) resulting from its ceasing to be a member of the Seller Group, (D) resulting from the making of the Section 338(h)(10) Elections (as defined below in Section 5.4(k)) if made pursuant to Section 5.4(k), (E) resulting from the breach of Seller Parent’s covenants set forth in this Section 5.4 and/or breach of the representations and warranties set forth in Section 3.7 or (F) relating to any reorganization of the Company done on or prior to the Closing Date. Seller shall have no Liability under this Section 5.4(g) to the extent that such Liability would not have been incurred but for (y) conduct of the Buyer or its affiliates that conflict with this Agreement or (z) failures by the Buyer or its affiliates to make filings or take other actions required to be taken by the Buyer or its affiliates under this Agreement (in each case, including the Company as an affiliate of the Buyer from and after the Closing Date and, in each case, other than matters resulting from or arising out of actions taken or failed to be taken at the direction of Seller). Indemnification for Taxes pursuant to this section, shall also include any reasonable professional fees, accounting fees and other out of pocket costs incurred by Buyer and the Company relating to the Tax liability for which indemnification is provided or in enforcing this indemnity.

(h) Access to Information. Seller Parent and each member of the Seller Group shall grant to the Buyer (or its designees) access at all reasonable times to all of the information, books, and records relating to the Company within the possession of Seller or any member of the Seller Group (including work papers and correspondence with taxing authorities), and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent, reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities. The Buyer shall grant or cause the Company to grant to Seller Parent (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of the Buyer or the Company (including work papers and correspondence with taxing authorities), and shall afford Seller Parent (or its designees) the right (at Seller Parent’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller Parent (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

(i) Tax Sharing Agreements. Seller Parent shall as of the Closing Date ensure that no Tax allocation agreement or Tax sharing agreement with respect to the Company is in force or effect or results in any obligation of the Company on and after the Closing Date and that there shall be no Liability of the Company on and after the Closing Date under any such agreement.

(j) Assistance and Cooperation. After the Closing Date, in the case of any audit, examination, claim or other proceeding (“Proceeding”) with respect to Taxes of the Company for which Seller Parent is or may be liable or entitled to a refund pursuant to this Agreement in respect of tax periods ending on or before the Closing Date, the Buyer shall promptly inform Seller Parent of such Proceeding, and shall afford Seller Parent, at Seller Parent’s expense, the opportunity to control the conduct of such Proceedings and, if there is substantial authority therefore, initiate any claim for refund, file any amended return or take any other action which Seller Parent deems appropriate with respect to such Taxes; provided that Seller Parent (i) reaffirms in writing at the time that it takes control of the Proceeding that it is responsible for 100% of all Tax liability relating to such Proceeding, (ii) agrees to fund all outlays required to pursue such Proceeding and (iii) agrees to reimburse Buyer for all reasonable out of pocket costs incurred by Buyer in connection with such Proceedings. The Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller Parent to control such Proceeding. Buyer shall be entitled to participate in any such Proceeding which Seller has elected to control and shall be kept fully and timely informed by Seller Parent of all developments and communications. Any Proceeding with respect to Taxes of the Company for a period which includes but does not end on the Closing Date shall be controlled by the Buyer. Notwithstanding any provision of this Section 5.4(j) to the contrary, Seller Parent shall not settle any Proceeding, initiate any claim for refund or file any amended Tax Return of the Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed if, as a result of such Proceeding, claim for refund or amended Tax Return, the Taxes payable by the Buyer or the Company for a taxable period (or portion of a period) for which Seller Parent is not obligated to indemnify the Buyer or the

Company pursuant to this Section 5.4 would be (or there is a material risk that such Taxes would be) increased. Notwithstanding any provision of this Section 5.4 to the contrary, the Buyer shall not settle any Proceeding, initiate any claim for refund or file any amended return with respect to the Company for a tax period ending on, before or including the Closing Date, without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned, or delayed if, as a result of such Proceeding, claim for refund or amended Tax Return, the Taxes for which Seller Parent is obligated to indemnify the Buyer or the company pursuant to this Section 5.4 would be (or there is a substantial risk that such Taxes would be ) increased, except as required to reflect any agreed audit adjustment. Seller Parent will allow the Company and its counsel to participate at its own expense in any Proceedings related to the consolidated federal income Tax Returns of the Seller Group to the extent such returns relate to the Company.

(k) Section 338(h)(10) Election.

(i) With respect to the Buyer’s acquisition of the Common Stock, the Buyer and the Seller acknowledge and agree that the Buyer intends to make an election under Code Section 338(h)(10) (such election and any available elections under any substantially similar state, local or foreign law that the Buyer specifies in its notice are collectively referred to as the “Section 338(h)(10) Election”), with respect to the Company. The Seller and the Buyer (1) will report the purchase by the Buyer of the Common Stock under this Agreement consistent with such Section 338(h)(10) Election, (2) shall take no position contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise and (3) shall cooperate with each other to take all other actions necessary and appropriate to effect and preserve a timely Section 338(h)(10) Election. The Buyer shall provide to the Seller within 150 days after the Closing Date Buyer’s proposed allocation of the purchase price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimate fair market values of the assets of the Company. On or before the date that is 180 days after the Closing Date, the Buyer and the Seller shall agree upon a final allocation of such purchase price (the “Final Allocation”).

(ii) The Buyer shall be responsible for the preparation and filing of all forms related to or required by such election (or any similar state, local or foreign election) (such forms being referred to as the “Election Forms”). The Buyer shall deliver the Election Forms to the Seller within 150 days of the Closing Date. The Seller shall provide to the Buyer any information required to complete such Election Forms and shall execute and deliver such Election Forms to the Buyer within 30 days of Seller’s receipt of such Election Forms. The Buyer shall be responsible for filing the Election Forms with the proper Taxing Authorities; provided, that the Seller shall be responsible for filing any Election Form that must be filed with its Tax Returns.

(iii) The Buyer and the Seller each agree that it shall not, and shall not permit any of its respective affiliates to, take any action to modify the Election

Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election, or any such election available under any similar state, local or foreign law if requested by the Buyer, following the filing of any of the Election Forms, without the prior written consent of the Buyer or the Seller, as the case may be.

(iv) Each of the Buyer and the Seller shall file, and shall cause each of its respective affiliates to file, all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in Applicable Law relating to Taxes.

Section 5.5 Books and Records. Promptly after the Closing Date, the Seller shall deliver to the Buyer the corporate books and records of the Company and all other assets and properties of the Company; provided, however, that the Seller shall deliver the Company’s minute books, which have been updated to include any minutes or resolutions through and including the Closing Date, within ten days after the Closing Date.

Section 5.6 Partnership Contributions. From the date hereof until the Closing Date, the Seller shall ensure that the Company makes any payments and capital contributions as required under the Partnership Agreements to NBP and NBILP.

Section 5.7 Intercompany Accounts . All liabilities and obligations of the Company to the Seller or any of its affiliates (other than the Company) and all liabilities and obligations of the Seller or any of its affiliates (other than the Company) to the Company shall be paid or otherwise settled in accordance with this Section 5.7. At the Closing, all contracts, agreements or other arrangements between the Seller or any of its affiliates (other than the Company) on the one hand, and the Company, on the other hand, shall be terminated. Prior to the Closing (i) if the obligations and liabilities owed by the Company to the Seller or any of its affiliates exceed the obligations and liabilities owed by the Seller or any of its affiliates to the Company, then the Seller shall contribute, or cause to be contributed, to the Company such excess and (ii) if the obligations and liabilities owed by the Seller or any of its affiliates to the Company exceed the obligations and liabilities owed by the Company to the Seller or any of its affiliates, then the Company shall dividend or make a return of capital to the Seller such excess.

Section 5.8 Conduct of Business Pending Closing. The Seller hereby covenants and agrees with the Buyer that except as provided in this Agreement, or with the Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed) during the period from the date hereof to the Closing, the Seller shall use commercially reasonable efforts to cause the Company to:

(a) in all material respects conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws;

(b) preserve, maintain and protect its assets, rights and properties and corporate existence; and

(c) pay when due or otherwise discharge all Taxes, assessments, government charges or Encumbrances imposed upon it or any of its properties or assets, or upon the income or profit therefrom.

Nothing in this Section 5.8 shall be deemed to require the Seller (or any of its affiliates) or the Company to make any payments or enter into or amend any contractual agreements, arrangements or understandings unless such payment or other action is in the ordinary course of business consistent with past practice.

Section 5.9 Restrictions on Certain Actions. Without limiting the generality of Section 5.8, and except as required by Applicable Law or as otherwise expressly provided in this Agreement, prior to the Closing, the Seller shall not permit the Company, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(a) amend its charter or bylaws or other governing instruments;

(b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof;

(c) (i) split, combine or reclassify any shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(d) (i) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other person or entity, except for obligations to or of NBPC, NBP or NBILP; (ii) make any loans, advances or capital contributions to, or investments in, any other person or entity; or (iii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(e) acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice;

(f) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(g) make any capital expenditure or expenditures (other than contributions that may be required to be made to NBP or NBILP);

(h) pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(i) enter into any material natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar material instruments;

(j) make any payment or distribution under any Tax sharing or other similar arrangement;

(k) make any payment, dividend or other distribution to its shareholders;

(l) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company, other than Taxes in respect of which the Company joins in a consolidated, unitary or other combined group and such group is not controlled by Seller Parent;

(m) pursuant to or within the meaning of the title 11 the United States Code, as amended, or any similar federal, state or foreign law for the relief of debtors, commence a voluntary case, consent to the entry of an order for relief in an involuntary case, consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of it or for all or any portion of its property or assets, or make a general assignment for the benefit of creditors; or

(n) commit or otherwise agree to do any of the foregoing;

provided, however, that notwithstanding the foregoing, the Company shall be permitted to declare a dividend, return of capital or other distribution or repayment to the Seller or the Seller Parent in accordance with Section 5.7.

ARTICLE VI

CONDITIONS OF CLOSING

Section 6.1 Conditions Precedent to Obligations of Each Party. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by the applicable Party, on or prior to the Closing, of each of the following conditions:

(a) Legal Proceedings. No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any Legal Proceeding by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be threatened or pending, nor shall there be any action taken, or any Applicable Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal.

(b) Other Transactions. The satisfaction or waiver of all conditions to closing of the Northern Border Pipeline Interest Transaction (which closing requires the execution of binding documentation for the Operatorship Transfer) and the Asset Transfer Transactions, which closings shall occur on the Closing Date.

Section 6.2 Conditions Precedent to Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by the Seller, on or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties True. All the representations and warranties of the Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith, shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made again on and as of such date, provided, however, that (i) any such representation or warranty qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) any such representation or warranty that is made as of a specific date need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date.

(b) Covenants and Agreements Performed. The Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(c) Delivery of Documents. Each of the documents required to be executed and/or delivered by the Buyer to the Seller hereunder shall have been executed and/or delivered to the Seller.

Section 6.3 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Buyer, on or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties True. All the representations and warranties of the Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made again on and as of such date; provided, however, that (i) any such representation or warranty qualified by a reference to materiality or a Material Adverse Effect shall be true and correct in all respects and (ii) any such representation or warranty that is made as of a specific date need only be true and correct in all respects or true and correct in all material respects as the case may be, as of such specified date.

(b) Covenants and Agreements Performed. The Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c) Delivery of Documents. Each of the documents required to be executed and/or delivered by the Seller to the Buyer hereunder shall have been executed and/or delivered to the Buyer.

(d) No Material Adverse Effect. No event, individually or in the aggregate, resulting in a Material Adverse Effect shall have occurred. “Material Adverse Effect” means any fact, event, change, development, circumstance or effect that individually or in the aggregate with other facts, events, changes, developments, circumstances or effects, is (a) materially adverse to the business, financial condition, properties or operations of the Company, or (b) prevents or materially impairs or materially delays the ability of the Seller to perform its obligations under this Agreement; provided, however, that Material Adverse Effect shall exclude any fact, event, change, development, circumstance or effect arising or resulting from any material changes in any laws, statutes, rules, regulations, ordinances, judgments, orders or decrees that adversely affect the U.S. natural gas pipeline industry and midstream industry generally and which is not specific to the Seller, its affiliates, the Company unless such fact, event, change, development, circumstance or effect has a disproportionate affect on Seller or the Company.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) automatically in the event that (i) the agreement with respect to the Asset Transfer Transactions is terminated, (ii) the agreement with respect to the Northern Border Pipeline Interest Transaction is terminated or (iii) the Operatorship Transfer is abandoned;

(b) by mutual written consent of the Seller and the Buyer;

(c) by either the Seller or the Buyer, if any Governmental Authority with jurisdiction over such matters shall have issued an Order permanently restraining, enjoining, or otherwise prohibiting the sale of the Common Stock hereunder;

(d) by the Seller, if (i) the Buyer fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, and, if curable, does not cure such failure to comply or breach within 30 days after receipt by the Buyer from the Seller of written notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 6.2(a) or (b);

(e) by the Buyer, if (i) the Seller fail to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, and, if curable, does not cure such failure to comply or breach within 30 days after receipt by the Seller from the Buyer of written notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in the failure to satisfy the conditions to Closing set forth in Section 6.3(a) or (b); or

(f) by either the Buyer or the Seller, upon written notice to the other, if the Closing shall not have occurred by the date and time specified in Section 10.1(f) of the purchase and sale agreement for the Northern Border Pipeline Interest Transaction dated on or about the date of this Agreement;

provided, however, that the rights to terminate under Section 7.1 shall not be available to a Party if it was the failure of such Party (or as applicable, such Party’s affiliate) to fulfill any obligation under this Agreement or under any agreement with respect to the Asset Transfer Transactions, the Northern Border Pipeline Interest Transaction or the Operatorship Transfer that was the cause of, or that resulted in the event or situation which gave rise to the right to terminate.

Section 7.2 Effect of Termination. If a Party terminates this Agreement under Section 7.1(c)-(f), then such Party shall promptly give written notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no further force or effect, except that the agreements contained in this Article 7 and Article 9 shall survive the termination hereof. Nothing contained in this Section 7.2 shall relieve any Party from Liability for damages actually incurred as a result of any breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. The respective representations and warranties of the Parties hereto contained herein or in any certificates or other documents delivered pursuant to this Agreement shall survive until the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.5(a), 3.13, 4.2, 4.3(a) and 4.5 shall survive indefinitely, and the representations and warranties set forth in Section 3.7 shall survive for a period equal to the applicable statute of limitations for each type of Tax and Tax year (including any extensions thereof).

Section 8.2 Indemnification Coverage.

(a) From and after the Closing and subject to the terms and conditions contained herein, the Seller agrees to indemnify, defend, save and hold the Buyer, the Company and each of their respective officers, directors, employees, agents and affiliates (other than the Seller and any of its affiliates) (collectively, the “Buyer Indemnified

Parties”) harmless if any such Buyer Indemnified Party shall at any time or from time to time suffer any damage, judgment, fine, penalty, demand, settlement, Liability, loss, claim or cause of action, cost, expense (including reasonable attorneys’, consultants’ and experts’ fees but excluding any and all Taxes (which matters are covered under Section 5.4 (g)) (each, a “Loss”) arising out of:

(i) any breach or inaccuracy in any representation or warranty (other than Section 3.7) of the Seller contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement (it being understood that, for purposes of this Section 8.2(a)(i) only, any “Material Adverse Effect” or similar materiality qualifier shall not be taken into account in determining whether there was a breach of inaccuracy in the representations and warranties contained in Sections 3.5(c) or 3.6); or

(ii) any failure by the Seller to perform or observe any term, provision, covenant or agreement by the Seller (other than Section 5.4) to be performed or observed under this Agreement.

(b) From and after the Closing and subject to the terms and conditions contained herein the Buyer shall indemnify and agree to defend, save and hold the Seller and its respective officers, directors, employees, agents and affiliates (collectively, the “Seller Indemnified Parties”) harmless if any such Seller Indemnified Party shall at any time or from time to time suffer any Loss arising out of:

(i) any breach or inaccuracy in any representation or warranty of the Buyer contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement (it being understood that, for purposes of this Section 8.2(b)(i) only, any “Material Adverse Effect” or similar materiality qualifier shall not be taken into account in determining whether there was a breach of inaccuracy in the representations and warranties contained in Sections 4.3(c) or 4.4); or

(ii) any failure by the Buyer to perform or observe any term, provision, covenant or agreement (other than Section 5.4) on the part of the Buyer to be performed or observed by the Buyer under this Agreement.

(c) The foregoing indemnification obligations shall be subject to the following limitations:

(i) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, shall be reduced by any third-party insurance which such party receives in respect of or as a result of such Losses. If any Losses for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery, the amount of the reduction shall be remitted to the Indemnifying Party (as hereinafter defined);

(ii) (A) the Seller’s aggregate Liability under Section 8.2(a)(i) shall neither (1) with respect to such Liabilities other than Liabilities relating to a breach of the representation set forth in Section 3.8 on account of facts or circumstances occurring after August 15, 2002 (collectively, “Recent Liabilities”), exceed $30 million, nor (2) exceed $50 million (it being understood that, for the avoidance of doubt, in no event shall the Seller’s aggregate Liability under Section 8.2(a)(i) exceed $50 million) and (B) the Buyer’s aggregate Liability under Section 8.2(b)(i) shall not exceed $30 million;

(iii) no indemnification for any Losses asserted against the Buyer or the Seller, as the case may be, under Section 8.2(a)(i)(other than with respect to Recent Liabilities) or Section 8.2(b)(i) shall be required unless and until the cumulative aggregate amount of such Losses exceeds $300,000 (the “Threshold”), at which point the Seller or the Buyer, as the case may be, shall be obligated to indemnify the Indemnified Party (as hereinafter defined) for the entire amount of such Losses, subject to the limitations in Section 8.2(c)(i), (ii) and (v)(it being understood that, for the avoidance of doubt, the Seller’s indemnification for Recent Liabilities shall not be subject to the Threshold);

(iv) no claim may be asserted nor may any action be commenced against a Party for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances known at such time with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the claim shall survive until the date on which such claim is finally liquidated or otherwise resolved); and

(v) an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses.

Section 8.3 Procedures. Any Seller Indemnified Party or the Buyer Indemnified Party, as the case may be (an “Indemnified Party”), shall notify the Seller or the Buyer, as the case may be (an “Indemnifying Party”), promptly in the event that (a) any claim, demand or proceeding is asserted or instituted by any person or entity other than the Parties to this Agreement or their affiliates that could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement or (b) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a third party claim, demand or proceeding. Such notice shall identify with reasonable specificity the nature of such claim, demand or proceeding and the amount or estimated amount thereof, if known (such amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or proceeding). Subject to Section 8.2(c)(iv), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnified

Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice. The Indemnifying Party shall have the right, at its option, to defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at its sole cost and expense (which right shall include the right to settle or compromise such kind of action); provided, however, that, if the Indemnifying Party assumes such defense, it shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party assumes the defense, the Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event use its reasonable best efforts to cooperate with and assist the Indemnifying Party. If the Indemnifying Party elects not to assume the defense or fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding, so long as the Indemnifying Party is obligated to indemnify the Indemnified Party for such matter pursuant to the terms of this Agreement.

Section 8.4 Remedy. Absent fraud, the sole remedy of a Party in connection with the transactions contemplated by this Agreement, shall, in each case, be as set forth in Section 5.4(g) and this Article VIII.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Publicity. No Party shall, nor shall it permit its affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event any such press release or announcement is required by any law or stock exchange rule to be made by the Party proposing to issue the same, such Party shall use its reasonable best efforts to consult in good faith with the other Party prior to the issuance of any such press release or announcement.

Section 9.2 Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties; provided, further, that the Buyer may assign its rights hereunder to any direct or indirect wholly owned subsidiary of the Buyer Parent, in which case the Buyer Parent shall guarantee the performance of such assignee hereunder with the same effect as if such assignee were an original party hereunder in lieu of the Buyer. Except for the Seller Indemnified Parties and the Buyer Indemnified Parties who shall be express third party beneficiaries solely for the purpose of enforcing their respective rights under Article VIII hereof, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile or attached in “portable document format” to an electronic mail (with evidence of confirmation of receipt) to the Parties at the following addresses:

If to the Buyer, to:

Northern Plains Natural Gas Company, LLC

100 W. 5th Street, Suite 1800

Tulsa, OK 74103-4217

Attention: John R. Barker

Facsimile: 918-588-7971

with a copy to:

Gable & Gotwals

100 W. 5th Street, Suite 1100

Tulsa, OK 74103-4217

Attention: Stephen W. Lake

Facsimile: 918-595-4990

If to the Seller, to:

c/o TransCanada PipeLines Limited

TransCanada PipeLines Tower

450 First Street, S.W.

Calgary, Alberta T2P5H1

Fax: (403) 920-2410

Attention: Executive Vice-President and General Counsel

with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606

Fax: (312) 701-7711

Attention: Marc F. Sperber

                 William R. Kucera

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;

(b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa;

(c) words importing the singular shall also include the plural, and vice versa;

(d) reference to any Person includes such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise expressly permitted by this Agreement;

(e) reference to a Person, means any individual, partnership, corporation, limited liability company, trust or other entity. Reference to a Person in a particular capacity or capacities excludes such Person in any other capacity;

(f) reference to an affiliate, means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used herein, the term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise;

(g) reference to any contract means such contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(h) all references to Exhibits shall be deemed to be references to the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;

(i) accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any asset, liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP; “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved; and

(j) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

Section 9.6 Entire Agreement. This Agreement, together with the Schedules hereto, and together with the Confidentiality Agreement dated July 26, 2005 between Buyer Parent and Seller Parent, represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the Schedules, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7 Waivers and Amendments. The Seller or the Buyer may by written notice to the other, waive any provision of this Agreement or in any document delivered pursuant to this Agreement by the other party intended for its benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

Section 9.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.9 Titles and Headings. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.10 Signatures and Counterparts. Facsimile or electronic mail transmission in “portable document format” of any signed original document and/or retransmission of any signed facsimile transmission or electronic transmission in “portable document format” shall be the same as delivery of an original. At the request of the Buyer or the Seller, the Parties will confirm facsimile or such electronic transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.11 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity. In no event shall any party hereto be entitled to any punitive, incidental, indirect, special or consequential damages (“Special Damages”) resulting from or arising out of this Agreement or the transactions contemplated hereby; provided that Special Damages asserted by any Party unrelated to the Parties hereto may become the subject of indemnification pursuant to Article VIII.

Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

Section 9.13 Consent to Jurisdiction; Exclusive Forum; Waiver of Jury Trial. With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement or the transactions contemplated hereby, each of the Seller and the Buyer hereby submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding and agree not to bring any action, suit or proceeding in any other court, and agree to waive their right to a jury trial in any such proceeding.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TRANSCAN NORTHWEST BORDER LTD.

By:	/s/ Donald R. Marchand
	Name:	Donald R. Marchand
	Title:	Vice-President and Treasurer

By:	/s/ Rhondda E.S. Grant
	Name:	Rhondda E.S. Grant
	Title:	Secretary

NORTHERN PLAINS NATURAL GAS COMPANY, LLC

By:	/s/ David L. Kyle
	Name:	David L. Kyle
	Title:	Chairman and Chief Executive Officer

SECTION NUMBER REFERENCES FOR DEFINED TERMS

Adjusted Purchase Price	1.1
Agreement	Preamble
Applicable Law	3.5(c)
Asset Transfer Transactions	2.1
Base Purchase Price	1.1
Buyer	Preamble
Buyer Indemnified Parties	8.2(a)
Buyer Parent	Recitals
Buyer Parent Guarantee	Recitals
Closing	2.1
Closing Date	2.1
Code	3.7(b)
Common Stock	3.2
Company	Recitals
Company’s GP Interests	Recitals
Company’s NBILP GP Interest	Recitals
Company’s NBP GP Interest	Recitals
Consent	3.6
Effective Time	1.1
Election Forms	5.4(k)(ii)
Encumbrances	1.1
Final Allocation	5.4(k)(i)
GAAP	9.5(i)
Governmental Authority	3.5(c)
Indebtedness	3.8
Indemnified Party	8.3
Indemnifying Party	8.3
Legal Proceeding	3.9
Liabilities	3.8
Loss	8.2(a)
Material Adverse Effect	6.3(d)
NBILP	Recitals
NBILP Partnership Agreement	1.1
NBP	Recitals
NBPC	1.1
NBP Partnership Agreement	1.1
Northern Border Pipeline Interest Transaction	2.1
Operatorship Transfer	1.1
Order	3.5(c)
Other GP Interests	Recitals
Party	Preamble
Parties	Preamble
Partnerships	Recitals
Partnership Agreements	1.1
Pre-Closing Periods	5.4(c)
Proceeding	5.4(j)
Recent Liabilities	8.2(c)(ii)
Related Party	3.14
Section 338(h)(10) Election	5.4(k)(i)
Seller	Preamble
Seller Indemnified Parties	8.2(b)
Seller Group	5.4(a)
Seller Parent	Recitals
Seller Parent Guarantee	Recitals
Special Damages	9.11
Straddle Period	5.4(e)
Tax	3.7(a)
Taxes	3.7(a)
Tax Returns	3.7(a)
TCPL	Recitals

Schedule 3.7

Tax Matters

Exception to subsection 3.7(b)(ix):

1. Federal Tax Allocation Agreement among TransCanada PipeLine USA Ltd. and all of its 100% wholly owned subsidiaries through which Northwest Border Pipeline Company is a party effective January 1, 2005.

2. Federal Tax Sharing Agreement among TransCan Northern Ltd. and all of its 100% wholly owned subsidiaries through which Northwest Border Pipeline Company is a party effective January 1, 2004.

Schedule 3.14

Intercompany Matters

1. Federal Tax Allocation Agreement among TransCanada PipeLine USA Ltd. and all of its 100% wholly owned subsidiaries through which Northwest Border Pipeline Company is a party effective January 1, 2005.

2. Federal Tax Sharing Agreement among TransCan Northern Ltd. and all of its 100% wholly owned subsidiaries through which Northwest Border Pipeline Company is a party effective January 1, 2004.